UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2006 (October 28, 2006)

WELLPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	001-16751	35-2145715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Monument Circle

Indianapolis, IN 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (317) 488-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03—Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 28, 2006, the Board of Directors of WellPoint, Inc. (the “Company”), acting upon the recommendation of the Governance Committee, approved and adopted an amendment to Section 1.8 of its By-Laws regarding the election of directors. The new provision of the By-Laws requires a director in a non-contested election of directors who receives a greater number of votes “withheld” from his or her election than votes “for” such election to immediately tender his or her resignation to the Board. The Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the certification date of the election results. The amendment took effect upon adoption by the Board.

The preceding is qualified in its entirety by reference to the Company’s By-Laws, which are attached hereto as Exhibit 3.2 and are incorporated herein by reference.

Under Indiana law, the standard for electing directors must be set forth in a company’s Articles of Incorporation and changes to the Articles of Incorporation require board and shareholder approval. On October 28, 2006, in addition to amending the Company’s By-Laws regarding the election of directors, the Board of Directors of the Company, acting upon the recommendation of the Governance Committee, determined that it will request shareholder approval at the 2007 annual shareholder meeting to amend the Company’s Articles of Incorporation to change the voting standard for the election of directors from a plurality to a majority vote standard in uncontested elections.

Item 9.01—Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits

The following exhibit is being filed herewith:

Exhibit No.	Exhibit
Exhibit 3.2	By-Laws of WellPoint, Inc. as of October 28, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2006

WELLPOINT, INC.

By:	/s/ Angela F. Braly
Name:	Angela F. Braly
Title:	Executive Vice President, General Counsel and Chief Public Affairs Officer

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